(d)(5)
Form of Amendment to
Schedule A
of the
Quaker Investment Trust
Investment Advisory Agreement
Portfolios of the Trust
As amended [      ], 20[09]
     The following Funds offered by Quaker Investment Trust (the “Trust”), and the fees payable to Quaker Funds, Inc. (“Adviser”) for services rendered to each such Fund, are as follows:

Annual Fee Rate
Name of Fund	(as percentage of average daily net assets)
Quaker Strategic Growth Fund	1.30%
Quaker Mid-Cap Value Fund	1.05%
Quaker Small-Cap Value Fund	1.20%
Quaker Capital Opportunities Fund	1.05%
Quaker Global Tactical Allocation Fund	1.25%
Quaker Small Cap Growth Tactical Allocation Fund	1.00%
Quaker Long-Short Tactical Allocation Fund	1.70%
Quaker Large-Cap Value Tactical Allocation Fund	[1.25 ]%
Quaker Event Arbitrage Fund	1.30%
     The following table shows the fees payable to the respective sub-advisers by the Adviser for investment sub-advisory services rendered to each Fund:

		Annual Fee Rate,
		as percentage of
		average daily net
Name of Fund	Name of Sub-Adviser	assets
Quaker Strategic Growth Fund	D.G. Capital Management, Inc.	0.75%
Quaker Mid-Cap Value Fund	Global Capital Management, Inc.	0.75%
Quaker Small-Cap Value Fund	Aronson+Johnson+Ortiz, LP	0.90%
Quaker Capital Opportunities Fund	Knott Capital Management	0.75%
Quaker Global Tactical Allocation Fund	D.G. Capital Management, Inc.	0.75%
Quaker Small Cap Growth Tactical Allocation Fund	Bjurman, Barry & Assoc.	0.50%
Quaker Long-Short Tactical Allocation Fund	Rock Canyon Advisory Group	1.20%
Quaker Large-Cap Value Tactical Allocation Fund	Rock Canyon Advisory Group	[0.75 ]%
QUAKER INVESTMENT TRUST

Justin Brundage
Secretary
Date: [       ], 20[09]